Exhibit 4.3

INTERCREDITOR AND LIEN SUBORDINATION AGREEMENT

among

WELLS FARGO CAPITAL FINANCE, INC.,

as Agent,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee,

THE MAJESTIC STAR CASINO, LLC.,

and certain of its Affiliates,

as Debtors

Dated as of December 1, 2011

INTERCREDITOR AND LIEN SUBORDINATION AGREEMENT

THIS INTERCREDITOR AND LIEN SUBORDINATION AGREEMENT dated as of December 1, 2011 (this “Agreement”) is made by and among WELLS FARGO CAPITAL FINANCE, INC., as the arranger and administrative agent for certain lenders (the “Original Agent”) under and pursuant to the Loan Agreement (as hereinafter defined), WILMINGTON TRUST, NATIONAL ASSOCIATION, solely in its capacity as trustee and as collateral agent under the Indenture Loan Documents (as hereinafter defined) (in such capacities, the “Trustee”), THE MAJESTIC STAR CASINO, LLC, an Indiana limited liability company (“Parent”), and those certain affiliates of Parent party hereto from time to time (each a “Debtor”, and individually and collectively and jointly and severally, the “Debtors”).

RECITALS

A. On November 23, 2009 certain of the Debtors and their affiliates commenced Chapter 11 Case Nos. 09-14135, 09-14136, 09-14137, 09-14139, 09-14140, 09-14141, 09-14142 and 09-14143, as administratively consolidated and jointly administered at Chapter 11 Case No. 09-14136 (KG) by filing separate voluntary petitions for reorganization under the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

B. By order, dated as of March 10, 2011, the Bankruptcy Court confirmed that certain Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, dated January 12, 2011 (as amended or supplemented, the “Plan of Reorganization”), in accordance with §1129 of the Bankruptcy Code;

C. In connection with the Plan of Reorganization, the Borrowers (as hereinafter defined), the Loan Agreement Guarantors (as hereinafter defined), the Original Agent and the lenders party thereto (the “Original Lenders”) entered into that certain Amended and Restated Loan and Security Agreement, dated as of December 1, 2011 (as amended, supplemented, or otherwise modified from time to time in accordance with the terms of this Agreement, the “Original Loan Agreement”), pursuant to which (i) as of the date hereof the Borrowers have outstanding loans owing to the Original Lenders in an aggregate principal amount of $58,000,000 and (ii) the Original Agent and the Original Lenders agreed, upon the terms and conditions stated therein, to make loans and advances to and to issue letters of credit on account of the Borrowers up to the aggregate principal amount of $58,000,000. The repayment of the Loan Agreement Secured Obligations (as hereinafter defined) is secured by security interests and liens on the assets and properties of the Borrowers and the Loan Agreement Guarantors pursuant to those certain guaranties, guarantor security agreements, control agreements, stock pledge agreements, ship mortgages, trademark security agreements and mortgages (as amended, restated, supplemented or otherwise modified in accordance with the terms hereof, the “Original Loan Agreement Security Documents”);

D. In connection with the Plan of Reorganization, the Issuer (as hereinafter defined), the Indenture Guarantors (as hereinafter defined) and the Trustee have entered into an Indenture, dated as of December 1, 2011 (as amended, supplemented, or otherwise modified from time to time in accordance with the terms of this Agreement, the “Indenture”), pursuant to which the Issuer and the Indenture Guarantors incurred indebtedness for certain notes (such notes, together with all other notes issued after the date hereof and exchange notes issued in exchange therefore, the “Notes”) in an aggregate principal amount of $100,600,000. The repayment of the Indenture Secured Obligations (as hereinafter defined) is secured by security interests in and liens on the assets and properties of the Issuer and the Indenture Guarantors pursuant to those certain guaranties, guarantor security agreements, control agreements, stock pledge agreements, ship mortgages, trademark security agreements and mortgages (the “Indenture Security Documents”; and together with the Indenture, in each case as amended, supplemented, or otherwise modified from time to time in accordance with the terms of this Agreement, the “Indenture Agreements”).

E. One of the conditions of the Original Loan Agreement is that the priority of the security interests in and liens on the Collateral (as defined below) to secure the Loan Agreement Secured Obligations be senior to the security interests in and liens on the Collateral (as defined below) to secure the Indenture Secured Obligations (as hereinafter defined), in the manner and to the extent provided in this Agreement.

F. The Original Agent and the Trustee desire to enter into this Agreement concerning the respective rights of the Agent and the Trustee with respect to the priority of their respective security interests in and liens on the Collateral (as defined below).

G. The terms of the Indenture permit the Debtors to enter into the Lender Loan Documents, subject to compliance with certain conditions, and in connection therewith authorize and direct the Trustee to enter into a subordination agreement substantially in the form of this Agreement.

H. In order to induce the Original Agent and the Original Lenders to extend credit to the Borrowers and for purposes of certain conditions precedent and covenants of the Original Loan Agreement, the Agent and the Trustee hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Terms Defined Above and in the Recitals. As used in this Agreement, the following terms shall have the respective meanings indicated in the opening paragraph hereof and in the above Recitals:

“Agreement”

“Bankruptcy Court”

“Debtors”

“Indenture Agreements”

“Indenture”

“Notes”

“Original Agent”

“Original Lenders”

“Original Loan Agreement”

“Original Loan Agreement Security Documents”

“Parent”

“Plan of Reorganization”

“Trustee”

Section 1.02 Loan Agreement Definitions. All capitalized terms which are used but not defined herein shall have the same meaning as in the Original Loan Agreement, as in effect on the date hereof.

Section 1.03 Other Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Agent” means the Original Agent, together with all successors, assigns, transferees, participants, replacement or refinancing agents, of the Original Agent, including any Person designated and acting as administrative or collateral agent under any Loan Agreement; provided, that for purposes of this Agreement, the Trustee shall be entitled to deal only with the Original Agent until such time as the Original Agent shall have assigned to another Agent all of its rights and obligations hereunder to such other Agent pursuant to an agreement which has been provided by the Original Agent to the Trustee and until receipt thereof, Trustee shall not be liable for any such dealings (including the turning over of any Collateral or proceeds thereof to the Original Agent at a time when any other Agent and not the Original Agent was entitled thereto).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor statute.

“Borrowers” means Parent, Barden Mississippi Gaming, LLC, Barden Colorado Gaming, LLC and The Majestic Star Casino II, LLC.

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, the issuing Person.

“Cash Collateral” means any Collateral consisting of cash or cash equivalents, any security entitlement (as defined in the New York Commercial Code) and any financial assets (as defined in the New York Commercial Code).

“Collateral” means all of each Debtor’s right, title and interest in and to, and under all real and personal property and assets of such Debtor with respect to which Agent or Trustee has been granted a Lien.

“Control Collateral” means any Collateral consisting of a certificated security (as defined in the New York Commercial Code), investment property (as defined in the New York Commercial Code), a deposit account (as defined in the New York Commercial Code) and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.

“DIP Financing” shall have the meaning assigned to such term in Section 6.01.

“Discharge of Loan Agreement Secured Obligations” means payment in full in cash of the Loan Agreement Secured Obligations (other than Loan Agreement Secured Obligations consisting of contingent indemnification obligations under the Lender Loan Documents) up to (but not in excess of) the Maximum Priority Debt Amount, including, with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities issued pursuant thereto in respect of outstanding letters of credit), delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the terms of the Loan Agreement, in each case, after or concurrently with termination of all commitments to extend credit thereunder.

“Disposition” or “Dispose” means the sale, assignment, transfer, license, lease (as lessor), exchange, or other disposition (including any sale and leaseback transaction) of any property by any person (or the granting of any option or other right to do any of the foregoing).

“EBITDA” shall have the meaning assigned to it in the Loan Agreement as of the date hereof.

“Equity Interests” means all Capital Stock, and all warrants, options or other rights to acquire any Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Indenture Cap” shall mean $100,600,000 plus any additional principal resulting from the payment of interest in kind.

“Indenture Costs and Expenses” means reasonable out-of-pocket costs, fees and expenses payable by the Debtors to Trustee pursuant to the terms of the Indenture Loan Documents as in effect on the date of this Agreement.

“Indenture Guarantors” means Majestic Holdco, LLC and such other Subsidiaries of Majestic Holdco, LLC that may become guarantors under the Indenture Loan Documents pursuant to the terms thereof.

“Indenture Loan Documents” shall mean the Indenture Agreements, the Notes, the guaranties, guarantor security agreements, control agreements, stock pledge agreements, ship mortgages, collateral documents and instruments executed and delivered in connection therewith or in connection with any other Indenture Agreement and such other agreements, instruments and certificates as defined or referred to in the Indenture and all amendments, supplements or modifications to the aforementioned documents, mortgages, instruments and agreements in accordance with the terms and conditions hereof.

“Indenture Secured Obligations” shall mean all obligations and all other amounts owing or due under the terms of or represented by the Indenture Loan Documents, together with interest, premiums, fees, costs and expenses in respect thereof (including, without limitation, attorneys fees and disbursements and including interest accrued after the initiation of any Insolvency Proceeding, whether or not allowed or allowable in any Insolvency Proceeding).

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Issuer” means The Majestic Star Casino, LLC.

“Lenders” means the Original Lenders, together with all successors, assigns, transferees, participants, replacement or refinancing lenders, of the Original Lenders, including any Person designated as a Lender under any Loan Agreement.

“Lender Loan Documents” means the Loan Agreement, the Loan Agreement Security Documents, any other “Loan Documents” as defined in the Original Loan Agreement, the guaranties, guarantor security agreements, control agreements, stock pledge agreements, ship mortgages, collateral documents and instruments executed and delivered in connection therewith or in connection with any other Loan Agreement hereunder, and such other agreements, instruments and certificates as defined in a Loan Agreement, and all amendments, supplements or modifications to the aforementioned documents, mortgages, instruments and agreements in accordance with the terms and conditions hereof.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Lien Priority” means with respect to any Lien of the Agent or the Trustee in the Collateral, the order of priority of such Lien as specified in Section 2.01.

“Loan Agreement” means the Original Loan Agreement as amended, restated, modified, renewed, refunded, replaced, or refinanced in whole or in part from time to time, including any agreement extending the maturity of, consolidating, otherwise restructuring (including adding Subsidiaries or affiliates of the Debtors or any other Persons as parties thereto or parties to any guarantee or security agreement in connection therewith) or refinancing all or any portion of the Obligations or Commitments as those terms are defined in the Original Loan Agreement (or in any other agreement that itself is a Loan Agreement hereunder) and whether by the same or any other agent, lender, or group of lenders and whether or not increasing the amount of indebtedness that may be incurred thereunder.

“Loan Agreement Collateral” means all of the assets and property of any Debtor, whether real, personal, or mixed, with respect to which a consensual Lien is granted as security for any Loan Agreement Secured Obligations.

“Loan Agreement Guarantors” means Majestic Holdco, LLC and such other Subsidiaries of Majestic Holdco, LLC that may become guarantors under the Lender Loan Documents pursuant to the terms thereof.

“Loan Agreement Secured Obligations” means all Obligations and all other obligations and amounts owing or due under the terms of the Loan Agreement and the other Lender Loan Documents, including any and all amounts payable under or in respect of the Lender Loan Documents, as amended, restated, modified, renewed, refunded, replaced, or refinanced in whole or in part from time to time, including principal, premium, interest, fees, attorneys’ fees, costs, charges, expenses, reimbursement obligations, any obligation to post cash collateral in respect of letters of credit or indemnities in respect thereof, indemnities, guarantees, and all other amounts payable thereunder or in respect thereof (including, in each case, all amounts accruing on or after the commencement of any Insolvency Proceeding relating to Borrowers, any Loan Agreement Guarantor or any other Person irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in any Insolvency Proceeding).

“Loan Documents” means the Lender Loan Documents and the Indenture Loan Documents.

“Maximum Priority Debt Amount” means, as of any date of determination, (a) the principal amount (including the undrawn amount of Letters of

Credit) of Loan Agreement Secured Obligations as of such date up to, but not in excess of, $64,000,000 plus (b) any premium, interest, fees, attorneys’ fees, costs, charges, expenses, indemnities, and all other amounts payable under the Loan Agreement or the other Lender Loan Documents or in respect of the Loan Agreement Secured Obligations or clause (a); and including, for each amount specified in clause (a), all amounts accruing on or after the commencement of any Insolvency Proceeding relating to any Borrower, any Loan Agreement Guarantor or any other Person irrespective of whether a claim for all or any portion of such amount is allowable or allowed in any Insolvency Proceeding.

“New York Commercial Code” means the New York Commercial Code, as in effect from time to time.

“Noteholders” means each of the holders of the Notes.

“Party” means Agent and Trustee.

“Person” means any natural person, corporation, limited liability company, limited partnership, general partnership, limited liability partnership, joint venture, trust, land trust, business trust, or other organization, irrespective of whether such organization is a legal entity, and shall include a government and any agency or political subdivision thereof.

“Permitted Indenture Payments” means (a) payments of Indenture Costs and Expenses, (b) payments in cash of regularly scheduled semi-annual interest on the Indenture Secured Obligations due and payable on a non-accelerated basis in accordance with the terms of the Indenture Loan Documents as in effect on the date hereof or as amended, restated, modified and/or otherwise supplemented from time to time in accordance with the terms of this Agreement so long as (i) no Default (as defined in the Loan Agreement as of the date hereof) or Event of Default (as defined in the Loan Agreement as of the date hereof) has occurred and is continuing or would result from such payment, (ii) after giving effect to such proposed payment, Operating Liquidity (as defined in the Loan Agreement as of the date hereof) shall be greater than or equal to $30,000,000 (“Liquidity Threshold Requirement”) and (iii) TTM EBITDA for the period ended immediately prior to the date of such proposed payment shall be equal to, or in excess of, $33,000,000 (“TTM EBITDA Threshold Requirement”); provided, however, that if TTM EBITDA for the period ended immediately prior to the date of any such proposed payment is less than $33,000,000 but more than $30,000,000 then a portion of such scheduled interest equal to the difference between $33,000,000 and the amount of such TTM EBITDA shall be paid in kind and the remainder of such scheduled interest may be paid in cash so long as (x) no Default (as defined in the Loan Agreement as of the date hereof) or Event of Default (as defined in the Loan Agreement as of the date hereof) has occurred and is continuing or would result from such payment and (y) after giving effect to such proposed payment, Operating Liquidity (as defined in the Loan Agreement as of the date hereof) shall be greater than or equal to $30,000,000; provided, further, however, that if the foregoing conditions are not satisfied, then all interest due and owing for such period shall be paid in kind); provided, further, however, that in no event shall (x) the cash rate of interest payable on the Indenture Secured Obligations exceed 12.5% per annum or (y) the total rate of interest payable on the Indenture Secured Obligations exceed 14.5% per annum, (c) payments of principal on the Indenture Secured Obligations in accordance with the terms of the Indenture Loan Documents as in effect on the date hereof or as amended, restated, modified and/or otherwise supplemented from time to time in accordance with the terms of this Agreement so long as (i) no Default (as defined in the Loan Agreement as of the date hereof) or Event of Default (as defined in the Loan Agreement as of the date hereof) has occurred and is continuing or would result from such payment, (ii) after giving effect to such proposed payment, the Operating Liquidity (as defined in the Loan Agreement as of the date hereof) is greater than the Liquidity Threshold Requirement and (iii) TTM EBITDA for the period ended immediately prior to the date of such proposed payment shall be equal to, or in excess of, the TTM EBITDA Threshold Requirement; (d) payments in the form of Reorganization Securities; and (e) payments in connection with a refinancing permitted by clause (r) of the definition of Permitted Indebtedness (as defined in the Loan Agreement as of the date hereof).

“Proceeds” means (i) all “proceeds” as defined in Article 9 of the New York Commercial Code with respect to the Collateral, and (ii) whatever is recoverable or recovered when Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

“Recovery” has the meaning set forth in Section 5.03.

“Reorganization Securities” means any debt or equity securities of one or more of the Debtors or any other Person that are distributed to the Noteholders in respect of the Indenture Secured Obligations pursuant to a confirmed plan of reorganization or adjustment or similar dispositive restructuring plan and that, to the extent secured by Liens on any property of the reorganized debtor(s), are subject to the provisions of this Agreement with respect to the Loan Agreement Secured Obligations and/or any such debt or equity securities received by the Lenders that are also subject to Liens on such property.

“Standstill Notice” means a written notice from or on behalf of the Agent to the Trustee stating that an Event of Default has occurred and stating that such written notice is a “Standstill Notice”.

“Standstill Period” has the meaning set forth in Section 2.03.

“TTM EBITDA” means, as of any date of determination, EBITDA for the twelve month period ended on the last day of fiscal quarter ending immediately prior to such date of determination.

Section 1.04 Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular,

references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

ARTICLE II.

LIEN PRIORITY

Section 2.01 Agreement to Subordinate.

Notwithstanding the date, time, method, manner or order of grant, attachment, or perfection of any Liens granted to the Trustee or the Noteholders in respect of all or any portion of the Collateral or of any Liens granted to the Agent or the Lenders in respect of all or any portion of the Collateral, or the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of Agent (or any Lender) or the Trustee (or any Noteholder) in any Collateral or any provision of the New York Commercial Code, any other applicable law, the Indenture, the Loan Documents or any other circumstance whatsoever, the Trustee, on behalf of itself and the Noteholders, hereby agrees that:

(a) (i) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the Trustee (or any Noteholder) that secures all or any portion of the Indenture Secured Obligations, shall in all respects be junior and subordinate to all Liens granted to the Agent (or any Lender) in the Collateral to secure all or any portion of the Loan Agreement Secured Obligations up to (but not in excess of) the Maximum Priority Debt Amount, and (ii) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the Agent (or any Lender) that secures all or any portion of the Loan Agreement Secured Obligations in excess of the Maximum Priority Debt Amount, shall in all respects be junior and subordinate to all Liens granted to the Trustee (or any Noteholder) in the Collateral to secure all or any portion of the Indenture Secured Obligations, and

(b) (i) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the Agent (or any Lender) that secures all or any portion of the Loan Agreement Secured Obligations up to (but not in excess of) the Maximum Priority Debt Amount, shall in all respects be senior and prior to all Liens granted to the Trustee (or any Noteholder) in the Collateral to secure all or any portion of the Indenture Secured Obligations, and (ii) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the Trustee (or any Noteholder) that secures all or any portion of the Indenture Secured Obligations, shall in all respects be senior and prior to all Liens granted to the Agent (or any Lender) in the Collateral to secure all or any portion of the Loan Agreement Secured Obligations in excess of the Maximum Priority Debt Amount,

The Trustee, for and on behalf of itself and the Noteholders, acknowledges and agrees that the Agent, for the benefit of itself and the Lenders, has been granted Liens upon all of the Collateral in which the Trustee has been granted Liens and the Trustee hereby consents thereto. The Agent, for and on behalf of itself and the Lenders, acknowledges and agrees that the Trustee, for the benefit of itself and the Noteholders, has been granted Liens upon all of the Collateral in which the Agent has been granted Liens and the Agent hereby consents thereto. The subordination of Liens (up to the Maximum Priority Debt Amount) by the Trustee, on behalf of itself and the Noteholders, in favor of the Agent herein shall not be deemed to subordinate the Trustee’s Liens to the Liens of any other Person. The subordination of Liens (in excess of the Maximum Priority Debt Amount) in favor of the Trustee, for the benefit of itself and the Noteholders, herein shall not be deemed to subordinate the Agent’s Liens to the Liens of any other Person.

Section 2.02 Waiver of Right to Contest Liens. The Trustee agrees, on behalf of itself and the Noteholders, that it and they shall not (and hereby waives, on behalf of itself and the Noteholders, any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the Agent in respect of the Collateral. The Trustee, for itself and on behalf of the Noteholders, agrees that none of the Trustee or the Noteholders will take any action that would hinder any exercise of remedies undertaken by the Agent or any Lender under the Lender Loan Documents, including any public or private sale, lease, exchange, transfer, or other disposition of the Collateral, whether by foreclosure or otherwise. The Trustee, for itself and on behalf of the Noteholders, hereby waives any and all rights it or the Noteholders may have as a junior lien creditor or otherwise to contest, protest, object to, interfere with the manner in which the Agent or any Lender seeks to enforce the Liens in any portion of the Collateral (it being understood and agreed that the terms of this Agreement shall govern with respect to the Collateral even if any portion of the Liens securing the Loan Agreement Secured Obligations are avoided, disallowed, set aside, or otherwise invalidated in any judicial proceeding or otherwise). The Agent, for and on behalf of itself and the Lenders, agrees that it and they shall not (and hereby waives, on behalf of itself and the Lenders, any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the Trustee in respect of the Collateral (in all cases subject to the Lien Priority). Following the Discharge of Loan Agreement Secured Obligations, the Agent agrees, for and on behalf of itself and the Lenders, that none of the Agent or the Lenders will take any action that would hinder any exercise of remedies undertaken by the Trustee or any Noteholder under the Indenture Loan Documents, including any public or private sale, lease, exchange, transfer, or other disposition of the Collateral, whether by foreclosure or otherwise. Following the Discharge of Loan Agreement Secured Obligations, the Agent, for and on behalf of itself and the Lenders, hereby waives any and all rights it or the Lenders may have as a junior lien creditor or otherwise to contest, protest, object to, interfere with the manner in which the Trustee or any Noteholder seeks to enforce the Liens in any portion of the Collateral (it being understood and agreed that the terms of this Agreement shall govern with respect to the Collateral even if any portion of the Liens securing the Indenture Secured Obligations are avoided, disallowed, set aside, or otherwise invalidated in any judicial proceeding or otherwise).

Section 2.03 Remedies Standstill. At any time after the occurrence and during the continuation of an Event of Default under any of the Loan Documents, the Agent may send a Standstill Notice to the Trustee. The Trustee, on behalf of itself and the Noteholders, agrees that from and after the date of the Trustee’s receipt of any Standstill Notice, none of the Trustee or any Noteholder will exercise any of its rights or remedies in respect of the collection on, set off against, marshalling of, or foreclosure on the Collateral or any other right relating to any Collateral (including the exercise of any voting rights relating to any Capital Stock constituting Collateral) under the Indenture Loan Documents, applicable law or otherwise as a secured creditor and will not take or receive any Collateral in connection with the exercise of any such right or remedy (including recoupment or set-off), whether under the Indenture Loan Documents, applicable law, in an Insolvency Proceeding or otherwise until the earliest to occur of (a) the Agent, for and on behalf of itself and the Lenders, has expressly waived or acknowledged the cure of the applicable Event of Default in writing or the Discharge of the Loan Agreement Secured Obligations shall have occurred, (b) 180 days shall have elapsed from the date of the Trustee’s receipt of such Standstill Notice, and (c) 190 days shall have elapsed from the date of the Agent’s receipt of a Default Notice, except, in the case of clauses (b) or (c), with respect to any Collateral which the Agent is pursuing its rights or remedies as a secured creditor to effect the collection, foreclosure, sale, or other realization upon or disposition of such collateral or is diligently attempting to vacate a stay or other probation against such pursuit; provided, that in no event shall the Trustee be entitled to exercise its rights or remedies in respect of the Collateral under the Indenture Loan Documents until the date that is 10 days after the date when Agent has received a Default Notice (as defined below). From and after the earlier to occur of (i) the Trustee’s receipt of such waiver or cure notice, (ii) the elapsing of such 180-day period after receipt of a Standstill Notice, and (iii) the elapsing of such 190-day period after receipt of a Default Notice, any of the Trustee or any Noteholder may commence to exercise any of its rights and remedies as a secured creditor under the Indenture Loan Documents, applicable law or otherwise (subject to the provisions of this Agreement, including Section 4.02 hereof and except with respect to any such Collateral as to which the Agent is effecting the collection, foreclosure, sale or other realization upon or disposition of, or is diligently attempting to vacate a stay or other probation against such realization or disposition). For the avoidance of doubt, provided that the Agent has not sent a Standstill Notice to the Trustee, the Trustee may exercise its rights or remedies in respect of the Collateral under the Indenture Loan Documents after the date that is 10 days after the date when Agent receives a Default Notice (as defined below), subject to the provisions of the second sentence of this Section 2.03. The Agent may only send four Standstill Notices following the date hereof (it being understood and agreed as clarification to the foregoing that no more than four Standstill Notices may be provided whether delivered hereunder or under any corresponding provision of any other agreement similar hereto that may be delivered pursuant to Section 7.16), and no more than one Standstill Notice may be given by the Agent in any consecutive 365-day period (or 366-day period, as applicable). The time period during which the Trustee is not permitted to exercise rights or remedies under this section is referred to herein as the “Standstill Period”. If other than during any Standstill Period an Event of Default has occurred and is continuing under an Indenture Loan Document, and the Trustee intends to immediately exercise its rights or remedies under the Indenture Loan Documents, the Trustee may send written notice thereof (a “Default Notice”) to the Agent.

Section 2.04 Exercise of Rights.

(a) No Other Restrictions. Except as expressly set forth in this Agreement, each of the Trustee, the Noteholders, the Agent, and the Lenders shall have any and all rights and remedies it may have as a creditor under applicable law, including the rights to exercise all rights and remedies in foreclosure or otherwise with respect to any of the Collateral; provided, however, that any such exercise by the Trustee or the Noteholders, and any collection or sale of all or any portion of the Collateral by the Trustee or the Noteholders, shall be subject to the Liens of the Agent on the Collateral to the extent provided in Section 2.01 and to the provisions of this Agreement including Section 4.02 hereof. In exercising rights and remedies with respect to the Collateral, the Agent and the Lenders may enforce the provisions of the Lender Loan Documents and exercise remedies thereunder, all in such order and in such manner as it may determine in the exercise of its sole discretion. Such exercise and enforcement shall include the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law; provided, that the Agent agrees to provide copies of any notices that it is required under applicable law to deliver to any Debtor to the Trustee; provided further, that the failure to provide any such copies to the Trustee shall not impair any of the Agent’s rights hereunder.

(b) Release of Liens. In the event of any such private or public sale, the Trustee agrees, on behalf of itself and the Noteholders, that such sale will be free and clear of the Liens securing the Indenture Secured Obligations and, if the sale or other disposition includes the Equity Interests in any Debtor, agrees to release the entities whose Equity Interests are sold from all Indenture Secured Obligations so long as the Agent also releases the entities whose Equity Interests are sold from all Loan Agreement Secured Obligations. In furtherance thereof, the Trustee agrees that it will execute any and all Lien releases or other documents reasonably requested by the Agent in connection therewith, so long as the proceeds from such sale or other disposition of the Collateral are applied in accordance with the terms of this Agreement.

(c) Subject to Section 3.01, the Trustee and the Noteholders may exercise, and nothing herein shall constitute a waiver of, any right it may have at law or equity to receive notice of, or to commence or join with any creditor in commencing any Insolvency Proceeding or to join or participate in, any action or proceeding or other activity described in Section 3.01; provided, however, that exercise of any such right by the Trustee or any Noteholder shall be subject to all of the terms and conditions of this Agreement, including the obligation to turn over Collateral and Proceeds to the Agent for application to the Loan Agreement Secured Obligations as provided in Section 4.02; provided, further, that in the event that the Trustee or any Noteholder becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as a creditor with respect to the Indenture Secured Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes equally with the other Liens securing the Indenture Secured Obligations.

(d) The Trustee may make such demands or file such claims in respect of the Indenture Secured Obligations as may be necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders or rules of procedure, but except as provided in this Section 2.04, the Trustee shall not take any actions restricted by this Agreement until the Discharge of Loan Agreement Secured Obligations shall have occurred.

Following the Discharge of Loan Agreement Secured Obligations, the other provisions of this Section 2.04 shall apply to the Trustee, for the benefit of itself and the Noteholders, as if it was the Agent, and to the Agent, for the benefit of itself and the Lenders, as if it was the Trustee, mutatis mutandis.

Section 2.05 Permitted Payments.

(a) No payment on account of principal, premium, interest, fees or otherwise on or in respect of any Indenture Secured Obligations shall be made by any Debtor other than a Permitted Indenture Payment.

(b) Notwithstanding anything to the contrary contained in this Agreement, no Loan Party shall be prohibited from making, and no Noteholder shall be prohibited from receiving, any Reorganization Securities.

Until the Discharge of the Loan Agreement Secured Obligations, except for Permitted Indenture Payments received by the Trustee or any Noteholder as provided in this Section 2.05, any Collateral or any other payment, including without limitation any such Collateral constituting proceeds, that may be knowingly received by Trustee or any Noteholder in violation of this Agreement shall be segregated and held in trust and promptly paid over to the Agent, for the benefit of the Lenders, in the same form as received, with any necessary endorsements, and the Trustee and each Noteholder hereby authorizes the Agent to make any such endorsements as agent for the Trustee (which authorization, being coupled with an interest, is irrevocable). Notwithstanding anything to the contrary contained in this Agreement, this Section 2.05 shall have no force and effect from and after the commencement of any Insolvency Proceeding, it being understood that from and after such time, except as otherwise provided herein (other than this Section 2.05), nothing contained in this Agreement is intended to subordinate the payment (as opposed to the Lien Priority) of any debt claim by Trustee or the Noteholders to a debt claim by the Agent or the Lenders and, except as otherwise provided herein (other than this Section 2.05), all such debt claims are intended to be pari passu; provided that in no event shall this sentence be deemed to alter any agreements (other than those set forth in this Section 2.05) contained in this Agreement, whether before or after an Insolvency Proceeding.

Section 2.06 Insurance/Condemnation. Unless and until the Discharge of Loan Agreement Secured Obligations has occurred:

(a) (i) All proceeds of any insurance policy covering the Collateral in the event of any loss thereunder and all awards granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral shall be paid, subject to the rights of Borrowers and the Loan Agreement Guarantors under the Lender Loan Documents and the Indenture Loan Documents, first to the Agent, on behalf of the Lenders, and the Trustee, on behalf of the Noteholders, in accordance with the priorities set forth in Section 4.02(c), until paid in full in cash, and second, to the owner of the subject property, such other person as may be entitled thereto, or as a court of competent jurisdiction may otherwise direct; and

(b) if the Trustee or any Noteholder shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Section 2.06, it shall pay such proceeds over to Agent in accordance with the terms of Section 2.05.

ARTICLE III.

ACTIONS OF THE PARTIES

Section 3.01 Limitation on Certain Actions. Notwithstanding any other provision hereof, during any Standstill Period prior to the date that the Discharge of Loan Agreement Secured Obligations occurs, the Trustee will not:

(a) commence receivership or foreclosure proceedings against any Debtor or any Collateral;

(b) sell, collect, transfer or dispose of any Collateral or Proceeds; or

(c) notify third party account debtors to make payment directly to it or any of its agents or other Persons acting on its behalf.

Section 3.02 Agent for Perfection. Each of the Agent, for and on behalf of itself and the Lenders, and the Trustee, for and on behalf of itself and each Noteholder, as applicable, agree to hold all Control Collateral and Cash Collateral that is part of the Collateral in its respective possession, custody, or control (or in the possession, custody, or control of agents or bailees for either, as applicable) as bailee and agent for the other solely for the purpose of perfecting the security interest granted to each in such Control Collateral or Cash Collateral subject to the terms and conditions of this Section 3.02. None of the Agent, the Lenders, the Trustee or the Noteholders, as applicable, shall have any obligation whatsoever to the others to assure that the Control Collateral is genuine or owned by any Debtor or any other Person or to preserve rights or benefits of any Person. The duties or responsibilities of the Agent and the Trustee under this Section 3.02 are and shall be limited solely to holding or maintaining control of the Control Collateral and the Cash Collateral as agent for the other for purposes of perfecting the Lien held by the Trustee or the Agent, as applicable. The Agent is not and shall not be deemed to be a fiduciary of any kind for the Trustee, the Noteholders or any other Person. The Trustee is not and shall not be deemed to be a fiduciary of any kind for the Agent or any other Person. In the event that (a) any of the Trustee or any Noteholder receives any Proceeds or Collateral in contravention of the Lien Priority, or (b) the Agent or any Lender receives any Proceeds or Collateral in contravention of the Lien Priority, it shall promptly pay over such Proceeds or Collateral to (i) in the case of clause (a), the Agent, or (ii) in the case of clause (b), the Trustee, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.02 of this Agreement.

ARTICLE IV.

NOTICES AND APPLICATION OF PROCEEDS

Section 4.01 Notices of Exercise. Concurrently with the delivery of any notice of any event of default under the Indenture Loan Documents to the Issuer or an Indenture Guarantor or with any exercise by the Trustee of any of its rights or remedies under the Indenture Loan Documents following the occurrence of any default under the Indenture Loan Documents, the Trustee shall give notice of such exercise to the Agent and shall only exercise such rights or remedies in a manner consistent with the terms of this Agreement. Concurrently with the delivery of any notice of any event of default under the Lender Loan Documents to a Borrower or a Loan Agreement Guarantor or with any exercise by the Agent of any of its rights or remedies under the Lender Loan Documents following the occurrence of any default under the Lender Loan Documents, the Agent shall give written notice of such exercise to the Trustee and shall only exercise such rights or remedies in a manner consistent with the terms of this Agreement.

Section 4.02 Application of Proceeds.

(a) Revolving Nature of Loan Agreement Secured Obligations. As long as the Agent is not exercising any of its remedies as a secured creditor under the Lender Loan Documents and including during any Standstill Period, the Agent may apply any and all of the proceeds of the Collateral consisting of accounts receivable, other rights to payment or cash collateral (other than distribution of any Reorganization Securities) in accordance with the provisions of the Lender Loan Documents, subject to the provisions of this Agreement, including Sections 3.02 and 4.02 hereof. The Trustee, for and on behalf of itself and the Noteholders, expressly acknowledges and agrees that (a) any such application of the proceeds of accounts receivable, other rights to payment or Cash Collateral or the release of any Lien by the Agent upon any portion of the Collateral in connection with an Asset Sale permitted under Section 7.4 of the Original Loan Agreement (or any corresponding provision of any other Lender Loan Document) shall not be considered to be the exercise of remedies under this Agreement; and (b) all Proceeds or Cash Collateral received by Agent in connection therewith may be applied, reversed, reapplied, credited or reborrowed, in whole or in part, as Loan Agreement Secured Obligations without reducing the Maximum Priority Debt Amount.

(b) Turnover of Cash Collateral After Payment. Upon the Discharge of the Loan Agreement Secured Obligations, the Agent shall, if any Indenture Secured Obligations are outstanding, deliver to the Trustee or execute such documents as the Trustee may reasonably request to cause the Trustee to have control over any Cash Collateral or Control Collateral still in Agent’s possession, custody or control in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, to be applied by the Trustee to the Indenture Secured Obligations.

Proceeds of any exercise by the Agent or the Trustee, as applicable, of any of their respective secured creditor rights or remedies under any of the Loan Documents, under applicable law, or otherwise with respect to any Collateral or Proceeds, shall be (a) until the Discharge of the Loan Agreement Secured Obligations, retained by the Agent or promptly turned over by the Trustee or any Noteholder, as the case may be, to the Agent in the same form as received, with any necessary endorsements, (b) after the Discharge of the Loan Agreement Secured Obligations and until all Indenture Secured Obligations have been paid in full in cash, retained by the Trustee or promptly turned over by the Agent to the Trustee in the same form as received, with any necessary endorsements, and (c) if there are any amounts still due or any obligations outstanding to the Agent under the Lender Loan Documents in excess of the Maximum Priority Debt Amount after the payment in full in cash of all Indenture Secured Obligations, shall be retained by the Agent or promptly turned over by the Trustee to the Agent in the same form as received, with any necessary endorsements.

(c) Application of Proceeds. The Agent and the Trustee hereby agree that all Collateral and all Proceeds received by either of them upon the exercise of any their secured creditor rights or remedies under any of the Loan Documents, applicable law, or otherwise shall be applied, first, to the payment of costs and expenses of the Agent and the Lenders, or of the Trustee and the Noteholders, as applicable, in connection with such exercise,

second, to the payment of the Loan Agreement Secured Obligations up to (but not in excess of) the Maximum Priority Debt Amount,

third, to the payment of the Indenture Secured Obligations, and fourth, to the payment of any Loan Agreement Secured Obligations in excess of the Maximum Priority Debt Amount.

In exercising remedies, whether as a secured creditor or otherwise, the Agent shall have no obligation or liability to the Trustee or to any Noteholder and the Trustee shall have no obligation or liability to the Agent or to any Lender regarding the adequacy of any Proceeds or for any action or omission save and except solely an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement.

Section 4.03 Specific Performance. Each of the Agent and the Trustee is hereby authorized to demand specific performance of this Agreement, whether or not any Debtor shall have complied with any of the provisions of any of the Loan Documents, at any time when the other shall have failed to comply with any of the provisions of this Agreement applicable to it; provided, however, the remedy of specific performance shall not be available, and the asserting party shall be free to assert any and all legal defenses it may possess, if such remedy would result in, or otherwise constitute, a violation of the Employee Retirement Income Security Act of 1974, as amended. Each of the Agent and the Trustee hereby irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

ARTICLE V.

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.01 Notice of Acceptance and Other Waivers.

(a) All Loan Agreement Secured Obligations at any time made or incurred by any Debtor shall be deemed to have been made or incurred in reliance upon this Agreement, and the Trustee, on behalf of itself and the Noteholders, hereby waives (i) notice of acceptance, or proof of reliance, by the Agent or any Lender of this Agreement, and (ii) notice of the existence, renewal, extension, accrual, creation, or non-payment of all or any part of the Loan Agreement Secured Obligations. None of the Agent, any Lender or any of their respective affiliates, directors, officers, employees, or agents shall be liable for failure to demand, collect, or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral or to take any other action whatsoever with regard to the Collateral or any part thereof, except as specifically provided in this Agreement. If the Agent or any Lender honors (or fails to honor) a request by a Borrower for an extension of credit pursuant to the Loan Agreement or any of the Lender Loan Documents, whether Agent or any Lender has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the Indenture or any Indenture Loan Document or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if Agent or any Lender otherwise should exercise any of its contractual rights or remedies under the Lender Loan Documents (subject to the express terms and conditions hereof), neither Agent nor any Lender shall have any liability whatsoever to the Trustee or any Noteholder as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The Agent and the Lenders will be entitled to manage and supervise their loans and extensions of credit under the Loan Agreement and other Lender Loan Documents as the Agent and the Lenders may, in their sole discretion, deem appropriate, and the Agent and the Lenders may manage their loans and extensions of credit without regard to any rights or interests that the Trustee or any of the Noteholders have in the Collateral or otherwise except as otherwise expressly set forth in this Agreement. The Trustee, on behalf of itself and the Noteholders, agrees that the Agent and the Lenders shall not incur any liability as a result of a sale, lease, license, or other disposition of the Collateral, or any part thereof, pursuant to the Lender Loan Documents conducted in accordance with mandatory provisions of applicable law.

(b) None of Trustee or any of the Noteholders or any of their affiliates, directors, officers, employees, or agents shall be liable for failure to demand, collect, or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral or to take any other action whatsoever with regard to the Collateral or any part thereof, except as specifically provided in this Agreement. If the Trustee or any of the Noteholders should exercise any of their contractual rights or remedies under the Indenture Loan Documents (subject to the express terms and conditions hereof), none of the Trustee or any of the Noteholders shall have any liability whatsoever to the Agent or any Lender as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The Trustee and Noteholders will be entitled to manage and supervise their loans and extensions of credit under the Indenture Agreements as they may, in their sole discretion, deem appropriate, and they may manage their loans and extensions of credit without regard to any rights or interests that the Agent and the Lenders have in the Collateral or otherwise except as otherwise expressly set forth in this Agreement. Subject to Section 2.03, the Agent agrees, for and on behalf of itself and the Lenders, that none of the Trustee or the Noteholders shall incur any liability as a result of a sale, lease, license, or other disposition of the Collateral, or any part thereof, pursuant to the Indenture Agreements conducted in accordance with mandatory provisions of applicable law.

Section 5.02 Modifications to Lender Loan Documents and Indenture Agreements.

(a) The Trustee, on behalf of itself and the Noteholders, hereby agrees that, without affecting the obligations of the Trustee and the Noteholders hereunder, the Agent, on behalf of itself and the Lenders, may, at any time and from time to time, in its sole discretion without the consent of or notice to the Trustee or any Noteholder (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the Trustee or any Noteholder or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any Lender Loan Document in any manner whatsoever (provided, however, that in no event shall the Agent or any Lender obtain a Lien on any assets of any Debtor not constituting Collateral unless (i) the Trustee also obtains a Lien on such assets or (ii) the Trustee declines in a writing to the Agent to obtain a Lien on such assets or has released such assets in accordance with the applicable Indenture Loan Documents), including, to

(i) change the manner, place, time, or terms of payment or renew or alter, all or any of the Loan Agreement Secured Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Loan Agreement Secured Obligations or any of the Lender Loan Documents,

(ii) retain or obtain a Lien on any property of any Person to secure any of the Loan Agreement Secured Obligations, and in that connection to enter into any additional Lender Loan Documents,

(iii) amend, or grant any waiver, compromise or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Loan Agreement Secured Obligations,

(iv) release its Lien on any Collateral or other property,

(v) exercise or refrain from exercising any rights against any Borrower, any Guarantor or any other Person,

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Loan Agreement Secured Obligations, and

(vii) otherwise manage and supervise the Loan Agreement Secured Obligations as the Agent shall deem appropriate.

(b) The Agent, for and on behalf of itself and the Lenders, hereby agrees that, without affecting the obligations of the Agent or the Lenders hereunder, the Trustee, on behalf of itself and the Noteholders, may, at any time and from time to time, in its sole discretion without the consent of or notice to the Agent or any Lender (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the Agent or any Lender or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any Indenture Agreement in any manner whatsoever, provided, however, that in no event shall the Trustee or any Noteholder obtain a Lien on any assets of any Debtor not constituting Collateral unless (i) Agent also obtains a Lien on such assets or (ii) Agent declines in a writing to Trustee to obtain a Lien on such assets or has released such assets in accordance with the applicable Lender Loan Documents.

(c) Notwithstanding anything to the contrary herein, this Section 5.02 shall not be construed to constitute a waiver by the Trustee or any Noteholder of any provision of the Indenture.

(d) Notwithstanding anything to the contrary herein, in no event shall indebtedness represented by any notes issued pursuant to the Indenture, including any Notes (or represented by any other evidence of indebtedness for borrowed money under the Notes or the Indenture) at any time exceed an aggregate principal amount equal to the Indenture Cap.

Section 5.03 Reinstatement and Continuation of Agreement.

(a) If Agent or any Lender is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of the any Debtor or any other Person any amount (a “Recovery”), then the Loan Agreement Secured Obligations shall be reinstated to the extent of such Recovery. If this Agreement shall have been terminated prior to such Recovery (or prior to any Recovery described in clause (b) of this Section), this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the parties hereto from such date of reinstatement. All rights, interests, agreements, and obligations of the Trustee, the Noteholders, the Agent, and the Lenders under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of any Insolvency Proceeding by or against any Debtor or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Debtor in respect of the Loan Agreement Secured Obligations or the Indenture Secured Obligations. No priority or right of the Agent or any Lender shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Debtor or by the noncompliance by any Person with the terms, provisions, or covenants of any Loan Document, regardless of any knowledge thereof which the Agent or any Lender may have.

(b) If the Trustee or any Noteholder is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Debtor or any other Person a Recovery, then the Indenture Secured Obligations shall be reinstated to the extent of such Recovery. No priority or right of the Trustee or any Noteholder shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Debtor or by the noncompliance by any Person with the terms, provisions, or covenants of any Loan Document, regardless of any knowledge thereof which the Trustee or any Noteholder may have.

ARTICLE VI.

INSOLVENCY PROCEEDINGS

Section 6.01 DIP Financing. If any Debtor shall be subject to any Insolvency Proceeding and the Agent, for and on behalf of itself and the Lenders, shall desire, prior to the Discharge of Loan Agreement Secured Obligations, to permit the use of cash collateral or to permit any Debtor to obtain financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision under the law applicable to any Insolvency Proceeding (“DIP Financing”) to be secured by all or any portion of the Collateral, then the Trustee, on behalf of itself and the Noteholders, agrees that it will raise no objection to such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection with its or their interest in any such Collateral except to the extent specified in Section 6.02. To the extent the Liens securing the Loan Agreement Secured Obligations are subordinated to such DIP Financing, the Trustee, for and on behalf of itself and the Noteholders, hereby agrees that its Liens in the Collateral shall be subordinated to such DIP Financing (and all obligations relating thereto) upon the same terms and conditions as the Liens securing the Loan Agreement Secured Obligations are subordinated thereto (or if such DIP Financing is pari passu with the Loan Agreement Secured Obligations, then such Liens will be subordinated in accordance with the Lien Priority). Until the Discharge of Loan Agreement Secured Obligations has occurred, the Trustee, on behalf of itself and the Noteholders, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Collateral and will not provide or offer to provide any DIP Financing secured by a Lien senior to or pari passu with the Liens securing the Loan Agreement Secured Obligations, in each case unless the Agent otherwise has provided its express written consent.

Section 6.02 No Contest. The Trustee, on behalf of itself and the Noteholders, agrees that, prior to the Discharge of Loan Agreement Secured Obligations, none of them shall contest (or support any other Person contesting) (a) any request by the Agent, for and on behalf of itself and the Lenders, for adequate protection, or (b) any objection by the Agent, for and on behalf of itself and the Lenders, to any motion, relief, action, or proceeding based on Agent, for and on behalf of itself and the Lenders, claiming that their interests in the Collateral are not adequately protected or any other similar request under any law applicable to an Insolvency Proceeding. Notwithstanding the foregoing, in any Insolvency Proceeding, if the Agent, for and on behalf of itself and the Lenders, is granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of Title 11 of the United States Code or any similar law applicable to any Insolvency Proceeding, then the Trustee, on behalf of itself or any of the Noteholders, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien hereby is and shall be deemed to be subordinated to (a) the Liens securing the Loan Agreement Secured Obligations up to (but not in excess of) the Maximum Priority Debt Amount on the same basis as the Lien Priority and (b) the Liens securing such DIP Financing (and all obligations relating thereto) on the same terms and conditions as the Liens securing the Loan Agreement Secured Obligations are subordinated thereto. In the event the Trustee, on behalf of itself and the Noteholders, seeks or requests adequate protection and such adequate protection is granted in the form of Liens in respect of additional collateral, then the Trustee, on behalf of itself and each of the Noteholders, agrees that the Agent also shall be granted a senior Lien on such additional collateral as security for the Loan Agreement Secured Obligations (and for any such DIP Financing) and that any Lien on such additional collateral securing the Indenture Secured Obligations shall be subordinated to (a) the Liens in respect of such additional collateral securing the Loan Agreement Secured Obligations and/or any other Liens granted to the Agent as adequate protection on the same basis as the Lien Priority up to the Maximum Priority Debt Amount and (b) any such DIP Financing on the same basis as the Liens securing the Loan Agreement Secured Obligations are subordinated to such DIP Financing. Nothing contained herein shall prohibit or in any way limit the Agent, prior to the Discharge of Loan Agreement Secured Obligations, from objecting in any Insolvency Proceeding or otherwise to any action taken by the Trustee or any of the Noteholders, including the seeking by the Trustee or any Noteholder of adequate protection or the asserting by the Trustee or any Noteholder of any of its rights and remedies under the Indenture Loan Documents or otherwise.

Section 6.03 Asset Sales. Trustee agrees that it will consent to, and will not object or oppose a motion to, Dispose of any Collateral free and clear of the Liens or other claims in favor of Trustee under Section 363 of the Bankruptcy Code, including without limitation, any motion to establish procedures for Disposition of any Collateral, if the requisite Lenders under the Loan Agreement have consented to such Disposition of such assets, and such motion does not impair, subject to the priorities set forth in this Agreement, the rights of Noteholders under Section 363(k) of the Bankruptcy Code (so long as the right of the Noteholders to offset its claim against the purchase price is only after the Loan Agreement Obligations have been paid in full in cash). The foregoing to the contrary notwithstanding, Noteholders may raise any objections to such Disposition of the Collateral that could be raised by a creditor of Debtors whose claims are not secured by Liens on such Collateral, provided such objections are not inconsistent with any other term or provision of this Agreement and are not based on their status as secured creditors (without limiting the foregoing, Noteholders may not raise any objections based on rights afforded by Sections 363(e) and (f) of the Bankruptcy Code to secured creditors (or any comparable provision of any other Bankruptcy Law) with respect to the Liens granted to Trustee in respect of such assets).

Section 6.04 Enforceability. The provisions of this Agreement are intended to be and shall be enforceable under Section 510 of the Bankruptcy Code. The Trustee, on behalf of itself and the Noteholders, agrees that all distributions that the Trustee or any Noteholder receives in any Insolvency Proceeding on account of the Collateral or Proceeds shall be held in trust by such Person and turned over to the Agent for application in accordance with Section 4.02 of this Agreement. To the extent that any amounts received by the Trustee or any Noteholder are paid over in connection with this provision, the obligations owed by the Debtors to such Person will be deemed to be reinstated to the extent of the amounts so paid over.

Section 6.05 Relief from Automatic Stay. Until the Discharge of Loan Agreement Secured Obligations has occurred, Trustee and Noteholders agree not to oppose any request by the Agent or any Lender to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Collateral.

ARTICLE VII.

RELIANCE; WAIVERS

Section 7.01 Reliance. Other than any reliance on the terms of this Agreement, Agent acknowledges that it and such Lenders have, independently and without reliance on Trustee or any Noteholders, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into such Lender Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Original Loan Agreement or this Agreement. Trustee acknowledges that Noteholders have, independently and without reliance on Agent or any Lender, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Indenture Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Indenture Loan Documents or this Agreement.

Section 7.02 No Warranties or Liability. Agent acknowledges and agrees that each of Trustee and Noteholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability, or enforceability of any of the Indenture Loan Documents, the ownership of any Collateral, or the perfection or priority of any Liens thereon. Except as otherwise expressly provided herein, Noteholders will be entitled to manage and supervise their respective loans and extensions of credit under the Indenture Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. Trustee acknowledges and agrees that Agent and Lenders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability, or enforceability of any of the Lender Loan Documents, the ownership of any Collateral, or the perfection or priority of any Liens thereon. Except as otherwise expressly provided herein, Lenders will be entitled to manage and supervise their respective loans and extensions of credit under their respective Lender Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. Trustee and Noteholders shall have no duty to Agent or any Lenders, and Agent and Lenders shall have no duty to Trustee or any Noteholders, to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Debtor (including the Lender Loan Documents and the Indenture Loan Documents), regardless of any knowledge thereof which they may have or be charged with.

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES.

Section 8.01 Representations and Warranties of Each Party. Each party hereto represents and warrants to the other parties hereto as follows:

(a) Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms.

(c) The execution, delivery, and performance by such party of this Agreement (i) do not require any consent or approval of, registration or filing with or any other action by any governmental authority and (ii) will not violate any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of such party or any order of any governmental authority or any provision of any indenture, agreement or other instrument binding upon such party.

Section 8.02 Representations and Warranties of Agent and Trustee. Agent and Trustee each represents and warrants to the other that it has been authorized by Lenders or Noteholders, as applicable, under the Original Loan Agreement or the Indenture, as applicable, to enter into this Agreement and that each of the agreements, covenants, waivers, and other provisions hereof is valid, binding, and enforceable against the Agent, in its capacity as Administrative Agent under the Original Loan Agreement, or the Trustee, in its capacity as Trustee and Collateral Agent under the Indenture, as applicable.

ARTICLE IX.

MISCELLANEOUS

Section 9.01 Rights of Subrogation. The Trustee agrees that no payment or distribution to the Agent pursuant to the provisions of this Agreement shall entitle the Trustee or any Noteholder to exercise any rights of subrogation in respect thereof until the Discharge of Loan Agreement Secured Obligations shall have occurred. Following the Discharge of Loan Agreement Secured Obligations, the Agent agrees to execute such documents, agreements, and instruments as the Trustee or any Noteholder may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Loan Agreement Secured Obligations resulting from payments or distributions to the Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the Agent are paid by such Person upon request for payment thereof.

Section 9.02 Further Assurances. The Parties will, at the expense of the Debtors, and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that either Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable the Agent or the Trustee to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 9.02 to the extent that such action would contravene any law, order or other legal requirement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 9.02.

Section 9.03 Representations. The Original Agent represents and warrants to the Trustee that it has the requisite power and authority under the Original Loan Agreement to enter into, execute, deliver, and carry out the terms of this Agreement, for and on behalf of itself and the Lenders. The Trustee represents and warrants that it has the requisite power and authority under the Indenture to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Noteholders.

Section 9.04 Amendments. No amendment or waiver of any provision of this Agreement nor consent to any departure by any Party hereto shall be effective unless it is in a written agreement executed by the Trustee, Debtors, solely to the extent such amendment, waiver or consent directly effects the rights and duties of the Debtors, and the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 9.05 Addresses for Notices. All demands, notices and other communications provided for hereunder shall be in writing and, if to the Trustee, mailed or sent by telecopy or delivered to it, addressed to it as follows:

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Facsimile: (612) 217-5651

Attention: Majestic Star Casino Administrator

and if to the Agent, mailed, sent or delivered thereto, addressed to it as follows:

Wells Fargo Capital Finance, Inc.

One Boston Place, 18th Floor

Boston, Massachusetts 02108

Attention: Business Finance Manager

Facsimile: 617-523-1697

With a copy to:

Paul Hastings LLP

600 Peachtree Street, N.E., Suite 2400

Atlanta, Georgia 30308

Attention: Jesse H. Austin, III, Esq.

Facsimile: (404) 815-2424

or as to any party at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 9.05. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service or electronic mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or electronic mail, or 3 Business Days after depositing it in the United States mail with postage prepaid and properly addressed.

Section 9.06 No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.07 Effectiveness; Continuing Agreement; Survival; Termination. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination and Lenders may continue, at any time and without notice to Trustee Agent or any Noteholder, to extend credit and other financial accommodations to or for the benefit of any Debtor constituting Loan Agreement Secured Obligations in reliance hereof. Trustee hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding. All references to any Debtor shall include such Debtor as debtor and debtor-in-possession and any receiver or trustee for such Debtor in any Insolvency Proceeding. This Agreement shall terminate and be of no further force and effect:

(a) with respect to Agent, Lenders, and the Loan Agreement Secured Obligations, on the date of the Discharge of Loan Agreement Secured Obligations; and

(b) with respect to Trustee, Noteholders, and the Indenture Secured Obligations, on the date that the Indenture Secured Obligations are paid in full.

Section 9.08 Governing Law; Entire Agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York except as otherwise preempted by applicable federal law. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 9.09 Counterparts. This Agreement maybe executed in any number of counterparts, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof, each counterpart will be deemed to be an original, and all together shall constitute one and the same document. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

Section 9.10 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of Agent and Lenders on the one hand and Trustee and Noteholders on the other hand. No Debtor or any other creditor thereof shall have any rights hereunder and no Debtor may rely on the terms hereof. Nothing in this Agreement shall impair, as between Debtors and Agent and Lenders, or as between Debtors and Trustee and Noteholders, the obligations of Debtors to pay principal, interest, fees and other amounts as provided in, or the rights of the Debtors under, the Lender Loan Documents and the Indenture Loan Documents, respectively.

Section 9.11 Separate Grants of Security and Separate Classification. The grants of Liens pursuant to the Lender Loan Documents and the Indenture Loan Documents constitute two separate and distinct grants. Because of, among other things, their differing rights in the Collateral, the Indenture Secured Obligations, to the extent deemed to be “secured claims” within the meaning of section 506(b) of the Bankruptcy Code, are fundamentally different from the Loan Agreement Secured Obligations and must be separately classified in any plan of reorganization in an Insolvency Proceeding. The Trustee and the Noteholders will not seek in an Insolvency Proceeding to be treated as part of the same class of creditors as the Agent and the Lender and will not oppose or contest any pleading by the Agent or the Lender seeking separate classification of their respective secured claims.

Section 9.12 Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or any other priority set forth in this Agreement.

Section 9.13 Trustee Status. Nothing in this Agreement shall be construed to operate as a waiver by the Trustee, with respect to any Debtor or any Subsidiary of any Debtor, the Trustee, or any Noteholder, of the benefit of any exculpatory rights, privileges, immunities, indemnities, or reliance rights contained in any Indenture Loan Document, all of which rights, privileges, immunities and indemnities, the parties hereto agree are incorporated by reference herein. For all purposes of this Agreement, the Trustee may (a) rely in good faith, as to matters of fact, on any representation of fact believed by the Trustee to be true (without any duty of investigation) and that is contained in a written certificate of any authorized representative of any Debtor or of the Agent, and (b) assume in good faith (without any duty of investigation), and rely upon, the genuineness, due authority, validity, and accuracy of any certificate, instrument, notice, or other document believed by it in good faith to be genuine and presented by the proper person. Each Debtor and Agent expressly acknowledge that the subordination and related agreements set forth herein by the Trustee are made solely in its capacity as Trustee under the Indenture with respect to the Notes issued thereunder and the other Indenture Loan Documents and are not made by the Trustee in its individual capacity.

Section 9.14 Agent Status. Nothing in this Agreement shall be construed to operate as a waiver by the Agent, with respect to any Debtor or any Subsidiary of any Debtor, the Agent, or any Lender, of the benefit of any exculpatory rights, privileges, immunities, indemnities, or reliance rights contained in any Lender Loan Document, all of which rights, privileges, immunities and indemnities, the parties hereto agree are incorporated by reference herein. For all purposes of this Agreement, the Agent may (a) rely in good faith, as to matters of fact, on any representation of fact believed by the Agent to be true (without any duty of investigation) and that is contained in a written certificate of any authorized representative of any Debtor or of the Trustee, and (b) assume in good faith (without any duty of investigation), and rely upon, the genuineness, due authority, validity, and accuracy of any certificate, instrument, notice, or other document believed by it in good faith to be genuine and presented by the proper person. Each Debtor and Trustee expressly acknowledge that the subordination and related agreements set forth herein by the Agent are made solely in its capacity as Agent under the Loan Agreement and the other Lender Loan Documents and are not made by the Agent in its individual commercial capacity.

Section 9.15 Acknowledgment. Each Debtor hereby acknowledges that it has received a copy of this Agreement and consents thereto, and agrees to recognize all rights granted thereby to the Agent and the Trustee and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement. Each Debtor further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under this Agreement.

Section 9.16 VENUE; JURY TRIAL WAIVER.

(a) THE PARTIES HERETO AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK AND THE STATE OF NEW YORK OR THE SOUTHERN DISTRICT OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION (OR TO THE EXTENT THAT TRUSTEE IS ENTITLED, PURSUANT TO THE PROVISIONS OF THIS AGREEMENT, TO EXERCISE ITS REMEDIES UNDER THE INDENTURE AGREEMENTS, AT THE TRUSTEE’S OPTION), IN THE COURTS OF ANY JURISDICTION WHERE AGENT OR TRUSTEE, AS APPLICABLE, ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH PARTY HERETO WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 9.16.

(b) EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 9.17 Gaming Laws and Liquor Laws.

(a) The Trustee and the Agent acknowledge, understand and agree that, notwithstanding anything in this Agreement to the contrary, the Applicable Gaming Laws and Liquor Laws may impose certain licensing or transaction approval requirements prior to the exercise of the rights and remedies granted to them under this Agreement with respect to the Collateral subject to the Applicable Gaming Laws and Liquor Laws.

(b) If any consent under the Applicable Gaming Laws or Liquor Laws is required in connection with the taking of any of the actions which may be taken by either the Trustee or the Agent in the exercise of their rights hereunder, then each agrees to use its best efforts to secure such consent and to cooperate with the other party in obtaining any such consent. Upon the occurrence and during the continuation of any event of default under any Loan Document, each party shall promptly execute and/or cause the execution of all applications, certificates, instruments, and other documents and papers that the Trustee or the Agent may be required to file in order to obtain any necessary approvals under the Applicable Gaming Laws and Liquor Laws. This Agreement is subject to the Applicable Gaming Laws and Liquor Laws, including, without limitation, the laws of Colorado. Accordingly, there can be no assurances that any required consents, approvals or licenses pursuant to such Applicable Gaming Laws and Liquor Laws can be obtained by any person, or can be obtained within any specified period of time.

Section 9.18 Binding on Successors and Assigns. This Agreement shall be binding upon Agent, Lenders, Trustee, Noteholders, and their respective successors and assigns.

Section 9.19 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

Section 9.20 Information Concerning Financial Condition of the Parent and its Subsidiaries. Agent and Lenders, on the one hand, and Noteholders and Trustee, on the other hand, shall have no responsibility or obligation for keeping the other informed of (a) the financial condition of the Parent and its subsidiaries and all endorsers and/or guarantors of the Loan Agreement Secured Obligations or the Indenture Secured Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Loan Agreement Secured Obligations or the Indenture Secured Obligations. Agent and Lenders shall have no duty to advise Trustee or any Noteholder of information known to it or them regarding such condition or any such circumstances or otherwise. Trustee and Noteholders shall have no duty to advise Agent or any Lender of information known to it or them regarding such condition or any such circumstances or otherwise. In the event Agent or any Lenders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to Trustee or any Noteholder, it or they shall be under no obligation:

(a) to make, and Agent and Lenders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness, or validity of any such information so provided;

(b) to provide any additional information or to provide any such information on any subsequent occasion;

(c) to undertake any investigation; or

(d) to disclose any information, which pursuant to accepted or reasonable commercial practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

Section 9.21 Intercreditor Agreement. This Agreement is the Intercreditor Agreement referred to in the Indenture and the Original Loan Agreement. If this Agreement or all or any portion of either Party’s rights or obligations hereunder are assigned or otherwise transferred to any other Person, such other Person shall execute and deliver an agreement containing terms substantially identical to those contained in this Agreement.

Section 9.22 Electronic Communication. The Trustee agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods. If any person elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. Such person agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties

Section 9.23 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any of the Lender Loan Documents or any of the Indenture Loan Documents, the provisions of this Agreement shall govern and control.

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IN WITNESS WHEREOF, the Agent, the Trustee, and each Debtor has caused this Agreement to be duly executed and delivered as of the date first above written.

AGENT:	WELLS FARGO CAPITAL FINANCE, INC. (formerly known as Wells Fargo Foothill, Inc.), a California corporation, solely in its capacity as Agent (and not individually)

	By:	/s/ Peter G. Schuebler
Name: Peter G. Schuebler
Title: Vice President

INTERCREDITOR AGREEMENT

TRUSTEE:	WILMINGTON TRUST, NATIONAL ASSOCIATION,
solely in its capacity as Trustee (and not individually)

	By:	/s/ Jane Schweiger
Name: Jane Schweiger
Title: Vice President

INTERCREDITOR AGREEMENT

Debtors:

THE MAJESTIC STAR CASINO, LLC,
an Indiana limited liability company

By:	/s/ Jon Bennett

Name:	Jon Bennett
Title:	Senior Vice President, Chief Financial Officer and Treasurer

BARDEN MISSISSIPPI GAMING, LLC, a Mississippi limited liability company

By:	/s/ Jon Bennett

Name:	Jon Bennett
Title:	Senior Vice President, Chief Financial Officer and Treasurer

BARDEN COLORADO GAMING, LLC, a Colorado limited liability company

By:	/s/ Jon Bennett

Name:	Jon Bennett
Title:	Senior Vice President, Chief Financial Officer and Treasurer

THE MAJESTIC STAR CASINO II, LLC, a Delaware limited liability company

By:	/s/ Jon Bennett

Name:	Jon Bennett
Title:	Senior Vice President, Chief Financial Officer and Treasurer

MAJESTIC HOLDCO, LLC, a Delaware limited liability company.

By:	/s/ Jon Bennett

Name:	Jon Bennett
Title:	Senior Vice President, Chief Financial Officer and Treasurer